Press contact:
Mike Lizun
Vice President
Gregory FCA
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Ardmore, Pa. 19003
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Mike@GregoryFCA.com

FOR IMMEDIATE RELEASE

                    Scientigo and Find SVP Announce Find.com
                       to Showcase Tigo Search Technology

      Scientigo's Tigo intelligent search technology, together with an URL that is unforgettable, will be a powerful combination

Charlotte, N.C.--November 28, 2005--Scientigo Inc. (OTCBB: MKTE), a developing technology leader in enterprise content management, and Find SVP (OTCBB: FSVP), a leading single-source provider of custom business research, today announce a transaction that will result in a new, more powerful "Find.com". The new Find.com is expected to be unveiled in 90 to 120 days, and will focus on personalized local, mobile, and product searches. Relevance and accuracy of the searches will be enabled leveraging Scientigo's patented `Tigo' technology.

      "Scientigo's Tigo Search technology will provide the fuel that Find.com needs to enable a superior and differentiated search product to consumers, businesses, and advertisers in the marketplace," said Doyal Bryant, CEO of Scientigo. "Scientigo also gains a high-profile search domain name to showcase our technology's unmatched content recognition, management, and search capabilities."

      David Walke, Chairman of Find SVP, stated: "Scientigo's technology expertise makes them an ideal partner to take Find.com to the next level. Their personalized search capabilities in particular hold great promise for Find.com as the premiere destination for mobile and Internet users."

      The new Find.com will not compete directly with established search engine leaders. Rather, the new Find.com service will leverage Scientigo's Tigo intelligent search technology to exploit lucrative niches in the search arena today, starting with personalized local, mobile, and product search.

      "There are significant opportunities that remain in search, and Scientigo's technology has immense power to help us deliver on those opportunities," said Chris Travers, CEO of the new Find.com. "There is a lot of room for improvement in local, mobile, and product search, and Scientigo's technology will make the difference. In the enterprise search environment, Tigo has shown it can store massive amounts of data-whether structured or unstructured, regardless of type or location-and allow rapid retrieval in a highly scalable and cost effective manner. We look forward to deploying this in the consumer marketplace."

      This acquisition is the latest in a series of strategic purchases, partnerships, alliances, and technology licenses between Scientigo and leaders in specific vertical industries, including intelligent search, intelligent document recognition, and intelligent enterprise content management.

      The new Find.com will have operations and technology located and managed from Scientigo's Charlotte, N.C. headquarters. As a result of this transaction, Find.com is owned by a majority-owned subsidiary of Scientigo, Tigo Search, Inc. Scientigo contributed a Tigo search license to the subsidiary, and paid Find SVP $500,000 in cash, note, and Scientigo common stock, together with 49% of the subsidiary, for contributing the Find.com URL and related assets. Scientigo also has an option to acquire the 49% of Tigo Search, Inc., owned by Find SVP for $700,000 in cash and Scientigo common stock during the next six months.

ABOUT SCIENTIGO

Scientigo (pronounced "see-EHN-ti-go") is an emerging technology leader that invented, patented, and is now licensing the next-generation of intelligent document recognition, intelligent enterprise content management, and intelligent search technologies for consumers and the enterprise. Scientigo's patented `Tigo' technology creates order from information chaos by using artificial intelligence, machine learning, rules-based systems, and patented XML technology to make it faster, easier, and less costly to capture, file, organize, and retrieve any type of information. This boosts employee productivity and corporate agility, reduces document management and research costs, and delivers ROI practically overnight. World-leading third-party independent software and solution providers are licensing Scientigo's technologies to dramatically improve the capabilities, benefits, and market appeal of their offerings; and to speed their time-to-market for the next-generation of intelligent information acquisition and retrieval systems. Scientigo can be reached on the Web at http://www.Scientigo.com.

ABOUT FIND SVP

FIND SVP, Inc. (OTC Bulletin Board: FSVP - News) is a knowledge services company that leverages the expertise and resources of its professional research teams to help its member clients protect and further their business interests. FIND SVP helps executives enhance their business performance, profit from opportunities and address critical issues through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide. FIND SVP is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting FIND SVP's website at http://www.FindSVP.com

NOTE TO PRESS:

Comprehensive resources are available for this story, including people and/or
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more. Please call Mike Lizun at Gregory FCA at (610) 642-8253 or write to
Mike@GregoryFCA.com.

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third
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company, our ability to successfully maximize the value of our intellectual
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market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

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